UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to 167;240.14a-12

H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TALKING POINTS FOR PROXY SOLICITOR

PROPOSAL #1: EXPLORE SALE OF COMPANY

•	Proposal recommends that Heinz hire an investment bank to explore the sale of the company
•	Proposal requires a majority of votes cast to pass; abstentions and broker non-votes are counted for quorum purposes only and are not votes cast
•	Heinz management recommends a vote AGAINST the proposal

Heinz Response to Proposal

Strategic Options

•	Heinz has, in the past, and will in the future engage experts to provide strategic financial advice and options when it believes doing so is in the best interest of the Company and the shareholders
•	Company periodically reviews strategic alternatives designed to optimize shareholder value

Dividends

•	Company has provided solid returns, particularly since the 2002 spinoff of underperforming businesses to Del Monte
•	Since 2002, total shareholder return was 26% vs. 16% for a peer group index (Campbell, ConAgra, General Mills, Hershey, Kellogg, McCormick, Sara Lee, Wrigley, and Kraft)
•	Impressive 49% dividend payout ratio, exceeding that of many peers
•	Routine dividend payout makes Heinz a good investment option for investors looking for dividend returns
•	In May 2005, Company announced dividend increase of 6¢ per share, or 5.3% payable in July for its dividend on Common Stock

Brands, Governance Practices & Recognition

•	Brands are revered as global icons
•	Product innovations include top-down ketchup and microwaveable Ore-Ida French Fries
•	Excellent cash flow from continuing operations of $1.2 billion in each of FY04 and 05
•	Strong corporate governance practices
•	Only domestic large-cap food company in Dow Jones Sustainability Group Index
•	Listed in Calvert Social Index and Domini 400 Index as having socially responsible policies and practices

PROPOSAL #2: SUPERMAJORITY VOTING

•	Proposal recommends that the Board take each step necessary in the most expeditious manner for a simple majority vote to apply on each issue subject to vote except directors; cites 80% shareholder voting requirements for certain matters of Heinz
•	Proposal requires a majority of votes cast to pass; abstentions and broker non-votes are counted for quorum purposes only and are not votes cast
•	Heinz management recommends a vote AGAINST the proposal

Heinz Response to Proposal

•	Not part of a takeover defense – Heinz has no “poison pill,” and Heinz does not have a staggered board – all directors elected annually – and Heinz does not believe that the provisions entrench management

•	Heinz uses 80% supermajority requirements in Articles of Incorporation and By-Laws only in 2 shareholder-friendly cases: 1) Director limitation of liability and indemnification of directors and officers, and 2) certain business combinations to ensure that shareholders are offered a fair price for their shares if a takeover were to take place

•	Proponent incorrectly cites The Corporate Library as rating Heinz a “D” on takeover defenses; TCL rated Heinz a “B” on 7/2/04, stating “The Heinz Board meets our current test for board effectiveness and shareholder friendliness in the area of takeover defenses”

•	These provisions were approved by the shareholders in 1987 when they voted to amend the Articles of Incorporation and By-Laws

Director and Officer Limitation of Liability and Indemnification

•	Intent: Attract and retain competent, committed, involved persons with appropriate skills to serve on board; critical to protect shareholders
•	Directors assume potential personal liability in connection with service (consider Worldcom and Enron cases where boards were alleged to have lacked effectiveness)
•	In return for service and assumption of personal risk, the Company offers indemnification and limitation of liability when directors act within the scope of their duties
•	80% supermajority vote is required to amend, alter, or repeal these provisions to ensure this matter is given appropriate consideration before they can be changed

Fair Price Article

•	Intent: Protect shareholders from coercive two-tier pricing in hostile takeovers where a third party acquires a controlling interest and then buys the remaining shares in a “squeeze out merger” where it pays a lower price for the remaining shares
•	Is not designed to prevent a takeover, but to ensure that shareholders receive a fair price in the event of a takeover
•	80% supermajority vote is not required if a majority of directors who are not affiliated with an interested shareholder (a shareholder having more than 10% voting power) approve a business combination involving the interested shareholder
•	80% supermajority vote is not required if fair price is offered according to a formula set forth in the Articles of Incorporation designed to determine fair price
•	Supermajority of 80% is required to amend, alter, or repeal to ensure that shareholder protections in the event of a takeover are not eliminated

Heinz Corporate Governance

•	Company policies and practices comply with SEC and NYSE governance rules and guidelines
•	Out of ten directors on the Board, nine are independent, non-employee directors
•	Listed in Calvert Social Index, Domini 400 Index, and Dow Jones Sustainability Index as socially responsible and sustainable (only domestic large-cap food company in the Dow Jones Sustainability Group Index)
•	ISS rated Heinz corporate governance as better than 91.6% of S&P 500 companies and better than 98.4% of food beverage, and tobacco companies

Presentation of Proposal

•	On July 25, the proponent notified the Company that he has designated Dr. Mark Klein to represent him at the Annual Meeting and present the proposal